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                                                                  EXHIBIT 10.29

George Lichter
Page 1 of 3
May 20, 1999




George Lichter
Via Fax




Dear George,

We are pleased to offer you the position of President of Ask Jeeves International for Ask Jeeves, Inc. (the "Company"). You will report to me. Your first day of employment will be May 20, 1999 (the "Start Date").

SALARY
You will receive an annual salary of $150,000, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to participate in any employee benefit programs that are, or may become, available to a full-time employee at an equivalent level at Ask Jeeves.

OPTIONS
Upon your employment you will be awarded 100,000 options (the "Options") to purchase stock in the Company pursuant to the Company's 1999 incentive stock option plan (the Plan), vesting over a period of four years, with 25% of the shares vesting on the first anniversary of your employment, and the remaining shares vesting in 36 equal monthly installments thereafter, with a ten-year term, at a price equal to the fair market value at the time the Company's Board of Directors approves the offer.

BONUS
You will receive a bonus of $50,000, payable on the first anniversary of your Start Date, if your performance meets or exceeds certain criteria, which will be jointly determined by you and the Company within 60 days of your Start Date.

SEVERANCE PACKAGE
In the event that your employment is terminated without cause at any time during your employment, you will be entitled to a severance package of six months base salary plus immediate vesting of 6/48ths of the Options in addition to those vested as of the date of your termination.

"Termination without cause" means termination of your employment by the Company for reasons other than: a) indictment or conviction of any felony or of any crime involving dishonesty; (b) participation in any fraud against the company;
(c) breach of your duties to the company including persistent unsatisfactory performance of job duties;

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George Lichter
Page 2 of 3
May 20, 1999


d) intentional damage to any property of the company; or (e) conduct by you that in the good faith and reasonable determination of the Company's Chief Executive Officer or Board of Directors demonstrates gross unfitness to serve.

In the event of a change of control in the Company, you will be entitled to immediate vesting of 6/48ths of the Options in addition to those vested, if any, as of the date of your termination.

BENEFITS

Enclosed is a summary of current Company benefits. Our benefits, payroll and other human resource management services are provided through TriNet Employer Group, Inc. TriNet is a professional employer organization (PEO) contracted by Ask Jeeves to perform selected employer responsibilities on our behalf. As a result of our arrangement with TriNet, TriNet will be considered your employer or record for payroll, benefits and other functions involving employer related administration. However, your manager at Ask Jeeves will be responsible for reviewing your performance and otherwise directing your work.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

I have enclosed our Confidential Information and Invention Assignment Agreement. If you accept this offer, please return to me a signed copy of this agreement.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Berkeley, California.

However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the Confidential Information and Invention Assignment Agreement between you and the Company, sets forth the terms of your employment with


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George Lichter
Page 3 of 3
May 20, 1999


the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you. This offer expires May 20, 1999.

Welcome to Ask Jeeves!

Sincerely,

/s/ ROBERT WRUBEL
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Robert Wrubel
President and Chief Executive Officer
Ask Jeeves, Inc.

Enclosures


Accepted:

/S/ GEORGE LICHTER
-------------------------
George Lichter

Dated:  May 19, 1999
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